UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

January 1, 2008

Date of Report (Date of earliest event reported)

GlobalSCAPE, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-33601	74-2785449
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

6000 Northwest Parkway, Suite 100

San Antonio, Texas  78249

(210) 308-8267

(Address of principal executive offices and Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers

(c)   On December 31, 2006, GlobalSCAPE, Inc. (the “Company”) dissolved GlobalSCAPE Texas, Ltd. (“GlobalSCAPE Texas”) and merged three of its wholly-owned subsidiaries, GS General, LLC, a Texas limited liability company, GlobalSCAPE Limited, LLC, a Texas limited liability company and Availl, Inc., a Delaware corporation (“Availl”), into the Company as part of an internal consolidation of legal entities.  In conjunction with the merger, the Company entered into Employment Agreements (“Employment Agreements”), effective as of January 1, 2008, with executive officers serving at the vice president level and above, including the following named executive officers:  Kelly E. Simmons, Chief Financial Officer; Timothy J. Barton, Senior Vice President of Operations; Jeffrey Gehring, Vice President of Sales; and K. Earl Posey, Vice-President of Investor Relations/Business Operations (each, an “Employee”).

Each Employment Agreement provides that the Employee’s base salary and other compensation will be set by the Board of Directors, in its sole discretion, and that prior to a Change of Control, the employment is “at will”.  A Change of Control occurs under the Employment Agreements when (a) any “person” or “group” (as such terms are used in Section 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended) is or becomes the beneficial owner, directly or indirectly, of securities representing 50% or more of the combined voting power of the Company’s then outstanding securities, (b) any person or group shall make a tender offer or an exchange offer for 50% or more of the combined voting power of the Company’s then outstanding securities, (c) at any time during any period of two consecutive years, individuals who at the beginning of such period constituted the board of directors of the Company cease for any reason to constitute a majority of the board, (d) the Company shall consolidate, merge or exchange securities with any other entity where the stockholders of the Company immediately before the effective time of such transaction do not beneficially own, immediately after the effective time of such transaction, shares or other equity interests entitling such stockholders to a majority of all votes, or (e) any person or group acquires 50% or more of the Company’s assets.   Each Employment Agreement provides that if the Employee’s employment with the Company terminates under certain circumstances within one (1) year following a Change of Control or if, following the Change of Control, the Employment Agreement is extended for one (1) year renewal terms, upon termination of the Employee the Company shall pay the Employee an amount equal to the remainder of the Employee’s base salary in effect at the date of termination for the remainder of the then current term.

The description of the material terms of the Employment Agreements is qualified by reference to the form of Employment Agreement which is filed as Exhibit 10.1 hereto, and incorporated by reference herein.

Additionally, Availl, in connection with its merger with and into the Company, assigned its rights under its Employment Agreement with Ellen Ohlenbusch, dated as of September 22, 2006 (“Ohlenbusch Employment Agreement”) to the Company, effective as of January 1, 2008.  Ms. Ohlenbusch will serve as the Vice President of Marketing and

Strategic Alliances of GlobalSCAPE for the remainder of the two (2) year term of the Ohlenbusch Employment Agreement.  As we expect Ms. Ohlenbusch to be a named executive officer in this year’s proxy statement, we are providing the following description of the material terms of the Ohlenbusch Employment Agreement, which is qualified by reference to the Ohlenbusch Employment Agreement which is filed as Exhibit 10.2 hereto, and incorporated by reference herein.

Pursuant to the Employment Agreement, Ms. Ohlenbusch’s base salary is a weekly rate of at least $2,788.46, and she is entitled to performance bonuses subject to performance requirements, comparable to similarly situated executives and to participate in other benefits made available to the other executives. The Ohlenbusch Employment Agreement also contains customary covenants by Ms. Ohlenbusch regarding assignments of inventions, confidentiality, non-competition and non-solicitation of employees and customers of the Company.  If, prior to the expiration of the employment term and prior to a Change of Control, as defined in the Ohlenbusch Employment Agreement, the Company terminates Ms. Ohlenbusch’s employment without cause or Ms. Ohlenbusch voluntarily resigns for good reason or if, following a Change of Control, the Company terminates Ms. Ohlenbusch’s employment, the Company shall be obligated to pay Ms. Ohlenbusch a payment in an amount equal to the base salary that she would have earned during the remainder of the employment term.

Item 9.01 Financial Statements and Exhibits

(d)                                 Exhibits

10.1	Form of Employment Agreement.

10.2	Employment Agreement, dated September 22, 2006, by and between Ellen Ohlenbusch, Vice President of Marketing and Strategic Alliances and Availl, Inc.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

GLOBALSCAPE, INC.

By:	/s/ Charles R. Poole
Charles R. Poole, President and Chief
Executive Officer

Dated: January 7, 2008